EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
               NATIONAL COMPUTER SYSTEMS, INC.

                                                         YEAR ENDED JANUARY 31,
                                            ----------------------------------------------
                                             1996      1995      1994      1993      1992
                                            ======    ======    ======    ======    ======
                                                (In Thousands, Except Per Share Amounts)

PRIMARY
  Average shares outstanding                15,472    15,164    15,438    15,915    16,002
  Dilutive stock options -- based
    on the treasury stock method
    using average market price                 213        61        97       151       136
                                           -------   -------   -------   -------   -------
      TOTAL                                 15,685    15,225    15,535    16,066    16,138
                                           =======   =======   =======   =======   =======
Net income (loss)                          $22,259   $13,398   $(2,509)  $16,508   $15,474
                                           =======   =======   =======   =======   =======
Net income (loss) per share                $  1.42   $  0.88   $ (0.16)  $  1.03   $  0.96
                                           =======   =======   =======   =======   =======
FULLY DILUTED
  Average shares outstanding                15,472    15,164    15,438    15,915    16,002
  Dilutive stock options -- based on
    the treasury stock method using
    the higher of year-end market
    price or average market price              262       148        99       164       199
  Assumed conversion of convertible
    subordinated debenture                      --        --        --        --       361
                                           -------   -------   -------   -------   -------
      TOTAL                                 15,734    15,312    15,537    16,079    16,562
                                           =======   =======   =======   =======   =======
Net income (loss)                          $22,259   $13,398   $(2,509)  $16,508   $15,474
Add interest on convertible subordinated
  debenture, net of the income tax effect       --        --        --        --       363
                                           =======   =======   =======   =======   =======
                                           $22,259   $13,398   $(2,509)  $16,508   $15,837
                                           =======   =======   =======   =======   =======

Net income (loss) per share                $  1.42   $  0.88   $ (0.16)  $  1.03   $  0.96
                                           =======   =======   =======   =======   =======
